Exhibit 99.1
ZBB ENERGY ANNOUNCES APPOINTMENT OF RICHARD ABDOO AND PAUL KOEPPE TO BOARD OF DIRECTORS

Milwaukee, WI — August 20, 2009 — ZBB Energy Corporation (NYSE Amex:  ZBB) announced today the appointments of Mr. Richard Abdoo, former Chairman and CEO of Wisconsin Energy Corporation  and Mr. Paul Koeppe, former CEO and founder of Superconductivity Inc. to serve as independent directors on the Company’s Board of Directors.

Richard A. Abdoo, is president of R.A. Abdoo & Co. LLC, an environmental and energy consulting firm.  Prior to his own business, he was chairman and chief executive officer of Wisconsin Energy Corporation from 1991 until his retirement in 2004. He also served as President from 1991 to April 2003 and joined the company in 1975 as Director of Strategic Planning.

During his administration, Wisconsin Energy Corporation grew to become a Fortune 500 company through a series of mergers and acquisitions. He merged Wisconsin Electric and Wisconsin Natural Gas Company into a single utility in 1996, acquired WICOR, Inc. and its Wisconsin Gas subsidiary in 2000, and later that same year introduced the company's Power the Future plan to meet the future energy needs of southeastern Wisconsin.

In addition, Dick Abdoo serves on the boards of AK Steel Corp and NiSource. Throughout his career, he has also been a champion of humanitarian causes. He is currently a member of St. Jude’s Children’s Research Hospital’s Professional Advisory Board.

Dick Abdoo received a master’s degree in economics in 1969 from University of Detroit and a bachelor’s degree in electrical engineering from University of Dayton in 1965.  A registered professional engineer in Michigan, Ohio, Pennsylvania and Wisconsin, he is also a longtime member of the American Economic Association.

In 2000, Dick Abdoo was awarded the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society. Honorees typically include U.S. presidents, Nobel Prize winners and leaders of industry.

Paul F. Koeppe was President, CEO and founder of Superconductivity, Inc., a manufacturer of superconducting magnetic energy storage systems from 1988 to 1997 when it was acquired by American Superconductor, an electricity solutions company.  He then served as Executive Vice President of Strategic Planning for American Superconductor until his retirement in 2001.

From 1993 to 1995, Paul was acting CEO and chairman of the executive committee of the board of directors of Best Power, Inc., a supplier of uninterruptible power supply equipment.  Paul has also served as a member of the Board of Directors at Distributed Energy Systems Corp., a public company engaged in the business of creating and delivering products and services to the energy marketplace and also as a member of the Board of Directors at Northern Power Systems from 1998 to until 2003 when Northern was acquired by Distributed Energy Systems Corp.  Paul also serves as a member of the Board of Directors of Incontact, a Company specializing in the development and marketing of contact center software.

Prior to founding Superconductivity, Inc. Paul worked for Wisconsin Power and Light Company for 15 years in a variety of functions.  He has earned a Bachelor’s Degree in Business Administration from Lakeland College and Associate Degrees in Materials Management and Electrical Power Technology.

ZBB Chairman, Mr. Bill Mundell commented in his welcome to both appointees: “The appointments of both Dick and Paul are a significant step in the continued build up of ZBB’s capabilities. Both gentlemen bring a wide range of skills and experiences that are exactly applicable to our core energy storage business. Dick’s long and distinguished career leading one of the Mid-West’s largest public utilities will be invaluable to our team. Paul has a proven track record in founding, managing and successfully transacting several energy technology companies and his knowledge of the market place for our own systems will be of particular significance.”

These two new appointments bring the total of ZBB Directors to six (6).

About ZBB Energy Corporation
ZBB Energy Corporation (NYSE AMEX: ZBB) provides clean energy storage solutions based on proprietary zinc rechargeable energy storage technology that addresses requirements in multiple markets such as alternative energy applications, large electrical utilities and green residential and commercial architecture. A developer and manufacturer of its modular, transportable and environmentally friendly Zinc Energy Storage Systems ("ZESS"), ZBB Energy was founded in 1998 and is headquartered in Wisconsin with offices also located in Perth, Western Australia.

Contact Information:
Helen Brown
Investor Relations
ZBB Energy Corporation
T: 262.253.9800
Email: hbrown@zbbenergy.com